UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 22, 2013

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 250, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2013, QLT Inc. (the “Company”) granted to Alexander Lussow, the Company’s Senior Vice President, Business Development and Commercial Operations, an option to purchase 100,000 common shares of the Company under the Company’s 2000 Incentive Stock Plan at an exercise price equal to the closing price of the Company’s common shares on the Toronto Stock Exchange on the date of grant. The option will vest in six monthly installments beginning on the first monthly anniversary of the date of grant and will expire on the earlier of ten years from the grant date or 90 days after termination of service.

In addition, on November 22, 2013, the Company granted to Jeffrey Meckler, the Chair of the Company’s Executive Transition Committee, an option to purchase 225,000 common shares of the Company under the Company’s 2000 Incentive Stock Plan at an exercise price equal to the closing price of the Company’s common shares on the Toronto Stock Exchange on the date of grant. The option will vest in six monthly installments beginning on the first monthly anniversary of the date of grant and will expire on the earlier of ten years from the grant date or 90 days after termination of service. Upon a change in control of the Company, as defined in the option agreement, Mr. Meckler’s option will become immediately vested and will be exercisable from the date of the change in control until the expiration of the option.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Sukhi Jagpal
Name:	Sukhi Jagpal
Title:	Chief Financial Officer

Date: November 27, 2013